Exhibit 99.1

Trump Media & Technology Group Files S-1 Resale Registration Statement

SARASOTA, Fla., April 15, 2024 – Trump Media & Technology Group Corp. (NASDAQ: DJT) (“TMTG” or the “Company”)—operator of the Truth Social platform, yet another of President Donald J. Trump’s iconic American brands—today filed a registration statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to register, for resale or initial issuance, certain shares of common stock and warrants of the Company following the consummation of the Company’s business combination with Digital World Acquisition Corp. on March 25, 2024 (the “Business Combination”).

As part of the Registration Statement, all securities being registered are either held by or underlie securities held by existing security holders of TMTG.  TMTG will not receive any proceeds from the resale of securities by the selling security holders pursuant to this Registration Statement and, except in connection with any possible future exercise for cash of any outstanding warrants, TMTG will not receive any proceeds from the sale of any securities registered on the Registration Statement.

The listing of an individual as a “selling securityholder” in the Registration Statement does not mean such individual or entity will sell their shares or is planning to sell their shares. Notwithstanding registration of securities on the Registration Statement, TMTG’s directors and officers, its affiliate President Donald J. Trump and certain other securityholders will remain subject to a lockup period or otherwise restricted from selling any shares at this time.

The Registration Statement relating to these securities has been filed with the SEC, but has not yet been declared effective. These securities registered may not be sold nor may offers to buy be accepted until the Registration Statement becomes effective. The Registration Statement is subject to amendment and completion.

The Registration Statement and preliminary prospectus may be accessed through the SEC’s website at www.sec.gov. Upon effectiveness, a copy of the prospectus included in the registration statement may be obtained from Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 353-0103.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TMTG
The mission of Trump Media & Technology Group (TMTG) is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.

Investor Relations Contact:
Shannon Devine (MZ Group | Managing Director - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact:
press@tmtgcorp.com